                                                                   Exhibit 2




                            ASSET PURCHASE AGREEMENT




                 THIS AGREEMENT, dated July 26, 1995, by and among QUAKER STATE CORPORATION (hereinafter referred to as "Quaker State"), QSE&P, INC. (hereinafter referred to as "QSE&P"), a wholly-owned subsidiary of Quaker State (said corporations being hereinafter referred to as "Sellers"), and BELDEN & BLAKE CORPORATION (hereinafter referred to as "Buyer").

                                WITNESSETH THAT:

                 WHEREAS, Sellers own oil and gas properties and related assets primarily located in the Appalachian Basin including working, royalty and overriding royalty interests in oil and gas wells, natural gas gathering systems, gas storage rights, undeveloped oil and gas leases and fee mineral interests, vehicles and oilfield equipment and supplies and other assets, and

                 WHEREAS, Quaker State or QSE&P is the general partner or managing general partner of the limited and general partnerships listed in Annex A (the "Partnerships") which own working interests or production payment interests in certain oil and gas wells, including Quaker State 1990-1 Drilling Fund, L.P., Quaker State 1992-1 Drilling Fund, L.P. and Quaker State 1994-1 Drilling Fund, L.P. (such Drilling Funds collectively, the "Drilling Partnerships"), and Quaker State 1990-2 Gas Production Fund, L.P., Quaker State 1992-2 Gas Production Fund, L.P. and Quaker State 1994-2 Gas Production Fund, L.P. (such Gas Production Funds collectively, the "Production Partnerships"), and

                 WHEREAS, as general partner or managing general partner, Quaker State or QSE&P has the power and authority to sell any or all of the properties and assets of five of the Partnerships, namely Quaker State 1986-1 Drilling Fund, L.P., Quaker State 1986-2 Drilling Fund, L.P., Quaker State 1987-1 Drilling Fund, L.P., Quaker State 1988-1 Drilling Fund, L.P., and Quaker State 1989-1 Drilling Fund, L.P. (said Partnerships being hereinafter referred to as the "Selling Drilling Funds"), and

                 WHEREAS, Quaker State or QSE&P acts as operator of the oil and gas wells of each of the Partnerships under operating agreements with the Partnerships and as operator of certain other oil and gas wells in which third parties own working interests under joint operating agreements with such working interest owners, and

                 WHEREAS, Sellers desire to sell, assign and transfer, or cause to be sold, assigned and transferred, to Buyer, and Buyer desires to purchase and acquire from Sellers and the Selling Drilling Funds, certain properties, assets and rights of Sellers, including the rights and obligations of Sellers under the said operating agreements and joint operating agreements, and certain properties and assets of the Selling Drilling Funds, on the terms and conditions hereinafter set forth.

                 NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and of the mutual benefits to be derived hereby, the parties hereto have agreed and, by these presents, do hereby agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE
                               ------------------

         1.1 AGREEMENT TO SELL AND PURCHASE. Upon the terms and subject to the conditions herein set forth, on the Closing Date (as defined in Section 7.1) Sellers shall sell, convey and assign (or cause to be sold, conveyed and assigned) to Buyer, and Buyer shall purchase and acquire, the Assets (as defined in Section 1.2) and the right to receive the Production Payment and the Partnership Revenue Interests pursuant to Section 1.4, for the price of Fifty-Five Million Seven Hundred Thirty-Three Thousand Nine Hundred Fourteen Dollars ($55,733.914.00) (the "Purchase Price"), adjusted as provided in
Section 7.2 (as so adjusted, the "Adjusted Purchase Price"), and Buyer shall assume the Assumed Obligations as provided in Section 1.6.

         1.2 ASSETS. The term "Assets" means the following assets of Sellers and the Selling Drilling Funds described in paragraphs (a) through (h) of this Section 1.2 (except to the extent that any of the following are Excluded Assets as defined in Section 1.3):

         (a) PRODUCING PROPERTIES. All the right, title and interest of Sellers and the Selling Drilling Funds in and to (i) the active and registered inactive oil and gas wells (the "Wells") listed in Schedule 1.2(a)(i) of the Disclosure Schedule to be delivered after the date hereof to Buyer by Sellers and initialed by the parties (the "Disclosure Schedule") and all tangible personal property and fixtures directly associated with the Wells or primarily used in the operation thereof or the production, treatment, processing, storage or gathering of oil, gas or other hydrocarbons therefrom, including all pumping units, engines, motors and electric lines, casing, tubing, rods, pumps, above ground tanks, separators, meters, valves, compressors, sales lines, flow lines, connections and lateral lines and other ancillary equipment used primarily in the operation of the Wells; (ii) all oil and gas leases listed in
Schedule 1.2(a)(ii) of the Disclosure Schedule embracing real property on which the Wells are located (the "Leases") and the related unitization, communitization and pooling agreements listed therein, together with all working, royalty, overriding royalty and other interests of Sellers and the Selling Drilling Funds in the Leases or such real property or attributable to production therefrom; (iii) the fee oil and gas interests associated with the Wells that are described in Schedule 1.2(a)(iii) of the Disclosure Schedule; and (iv) all easements, rights-of-way, licenses and roads necessary for the operation of the Wells or the production, storage, collection or gathering of oil, gas or other hydrocarbons therefrom that are described in Schedule 1.2(a)(iv) of the Disclosure Schedule (collectively, the "Producing Properties").

         (b) GAS GATHERING SYSTEMS. All of Sellers' right, title and interest in and to the gas gathering systems described below (the "Gas Gathering Systems"), together with all rights-of-way, easements, licenses, meter site agreements and compressor site agreements covering real property on which the Gas Gathering Systems are located, and all pipes, valves, meters, compressors and compression facilities directly associated with the operating thereof:

                     (i)      the QSE&P gas gathering system
                              located in parts of Warren, Venago
                              and Crawford Counties, Pennsylvania,
                              the approximate location and route
                              of which is shown in Schedule
                              1.2(b)(i) of the Disclosure
                              Schedule;


                     (ii) the Stage Coach gas gathering system located in parts of Tioga County, New York and Bradford County,

                              Pennsylvania, the approximate
                              location and route of which is shown
                              in Schedule 1.2(b)(ii) of the
                              Disclosure Schedule;

                     (iii)    the Braxton County gas gathering
                              system located in parts of Braxton
                              and Nicholas Counties, West
                              Virginia, the approximate location
                              and route of which is shown in
                              Schedule 1.2(b)(iii) of the
                              Disclosure Schedule; and


                     (iv)     the Pettet gas gathering system
                              located in parts of Morgan and Perry
                              Counties, Ohio, the approximate
                              location and route of which is shown
                              in Schedule 1.2(b)(iv) of the
                              Disclosure Schedule.


         (c) OPERATING RIGHTS. All the right, title and interest of Sellers in, to and under the operating agreements and joint operating agreements relating to oil and gas exploration and production that are listed in Schedule 1.2(c) of the Disclosure Schedule (the "Operating Agreements") and to the contract administrative and operating fees chargeable to third parties thereunder by Sellers (the "Operating Rights").

         (d) UNDEVELOPED ACREAGE. All the right, title and interest of Sellers in and to all undeveloped oil and gas leases held by primary term listed in Schedule 1.2(d) of the Disclosure Schedule (the "Undeveloped Leases"), and all subsurface fee mineral interests associated with Sellers' oil and gas operations wherever located described in Schedule 1.2(d) of the Disclosure Schedule (the "Undeveloped Acreage").

         (e) GAS STORAGE RIGHTS. All of the natural gas storage rights of Sellers in the Stage Coach Field in Tioga County, New York and Bradford County, Pennsylvania, and all the right, title and interest of Sellers in the wells and leases associated therewith listed in Schedule 1.2(e) of the Disclosure Schedule (the "Gas Storage Rights").

         (f) NON-OPERATED ROYALTIES AND OVERRIDING ROYALTIES. All royalty and overriding royalty interests of Sellers in and under the oil and gas leases listed in

Schedule 1.2(f) of the Disclosure Schedule and in the wells operated by third parties listed in Schedule 1.2(f) of the Disclosure Schedule located on the real property covered by such leases (the "Non-Operated Royalty Interests").

         (g) MISCELLANEOUS ASSETS. All of the right, title and interest of Sellers in and to the other tangible assets and properties that are primarily used in the business of the Natural Gas Exploration and Production division of Sellers (other than the Excluded Assets as defined in Section 1.3) including, but not limited to, the following: (i) the district offices located in Pleasantville, Pennsylvania and Belpre, Ohio and all tangible personal property located therein, including furniture, computers and related software, technical data (including seismic, geological and geophysical data) and office machines;
(ii) the field offices, equipment yards, garages and shops listed and described in Schedule 1.2(g)(ii) of the Disclosure Schedule and all tangible personal property located therein, including the property listed in Schedule 1.2(g)(ii) of the Disclosure Schedule; (iii) the licensed and unlicensed vehicles, trailers and tractors owned or leased by Sellers listed in Schedule 1.2(g)(iii) of the Disclosure Schedule; and (iv) all new and used oilfield supplies and equipment carried in inventory, including, but not limited to, casing, tubing, rods, line pipe, pumping units, tanks, separators, meters, valves, wellheads, gas engines, frac tanks, test tanks, frac valves, gas compressors and other inventory items shown on the Inventory List as of December 31, 1994, furnished to Buyer by Sellers, except for items removed from inventory since that date (the "Miscellaneous Assets").

         (h) RECORDS. All files, records or data owned by or in the possession of either of the Sellers primarily relating to or necessary for the operation of the Assets, including all land, lease, division and transfer order, prospect and title files and records, geological and production records, engineering records and data, logs, core data, pressure data and other related data and records, other than tax returns, related work papers and other related documents and records, (the "Records"), and copies of all files, records and data owned by or in the possession of either of the Sellers primarily relating to the Partnerships and necessary for the operation of the Assets, including copies of Partnership tax returns, related work papers and other related documents and records to the extent necessary to permit Buyer to prepare Partnership tax returns following the Closing.

         1.3     EXCLUDED ASSETS.  Notwithstanding anything to the contrary in
Section 1.2, Sellers or the Selling Drilling Funds will retain and not transfer, and Buyer will not purchase or acquire, the following assets (collectively, the "Excluded Assets"):

         (a) any surface properties other than (i) those appurtenant to the district offices, field offices, equipment yards, garages and shops referred to in Section 1.2(g) hereof and (ii) the easements, rights-of-way, roads and licenses necessary for the operation and maintenance of the Wells and the production of oil and gas therefrom and the operation and maintenance of the Gas Gathering Systems;

         (b) any properties or assets excluded from the sale pursuant to the provisions of Section 5.1 hereof for so long as the same shall be so excluded;

         (c) any properties or assets sold or otherwise disposed of by Sellers or the Selling Drilling Funds prior to the Closing Date to the extent permitted by Section 4.1(a) hereof;

         (d) any of the interests of Sellers in the natural gas gathering system commonly referred to as the "Bonanza Pipeline" located in Ohio and operated by MB Operating Co. or in the oil and gas wells operated by MB Operating Co.;

         (e) the partnership interests of Sellers in the Partnerships as shown in Annex A to the Disclosure Schedule, the interests of Sellers in the oil and gas wells associated with the Partnerships as described in Section 1.3(e) of the Disclosure Schedule, and the leasehold interests and fee oil and gas interests of Sellers associated with the Partnerships as described in
Section 1.3(e) of the Disclosure Schedule;

         (f) the working or other interests of Sellers in the oil and gas wells listed in Schedule 1.3(f) of the Disclosure Schedule (the "Section 29 Wells") which qualify for tax credits under Section 29 of the Internal Revenue Code, as amended (the "Code"), and the oil and gas leases embracing lands on which the Section 29 Wells are located (the "Section 29 Leases"), and the fee oil and gas interests associated with the Section 29 Wells that are described in Schedule 1.3(f) of the Disclosure Schedule; and

         (g) the assets, if any, described in Schedule 1.3(g) of the Disclosure Schedule.

         1.4     ASSIGNMENT OF CERTAIN INTERESTS IN CERTAIN EXCLUDED ASSETS.

         (a) SECTION 29 WELLS. On the Closing Date, Sellers shall, pursuant to one or more agreements or instruments in form and substance mutually satisfactory to Sellers and Buyer, (i) convey to Buyer a production payment in each of the Section 29 Wells consisting of a right entitling Buyer to receive an amount equal to 99% of the net proceeds of production attributable to the interests of Sellers in the Section 29 Wells during the period from the Closing Date through December 31, 2002 (the "Production Payment") and (ii) grant to Buyer an option to purchase on April 1, 2003 all the right, title and interest of Sellers in the Section 29 Wells and the Section 29 Leases for a price equal to the then fair market value of the Section 29 Wells and Section 29 Leases as determined by mutual agreement of the parties, or if they are unable to agree, as determined by an independent third party jointly selected by Sellers and Buyer.

         (b) PARTNERSHIPS. On the Closing Date, (i) each of the Sellers shall assign to Buyer the right to receive an amount equal to 99% of the profits and distributions (net of losses before depreciation, depletion, amortization and other non-cash expenses) allocable to such Seller when paid to such Seller as general partner or managing general partner of each of the Drilling Partnerships and the Production Partnerships of which such Seller is a general partner or managing general partner (the "Partnership Revenue Interests") during the period from the Closing Date through the date of termination of the relevant Partnership or (in the case of the Drilling Partnerships) if earlier, December 31, 2005 in the case of Quaker State 1990-1 Drilling Fund, L.P. December 31, 2007 in the case of Quaker State 1992-1 Drilling Fund, L.P. or December 31, 2009 in the case of Quaker State 1994-1 Drilling Fund, L.P. and (ii) Buyer shall agree to pay to each Seller an amount equal to 99% of the losses before depreciation, depletion, amortization and other non-cash expenses (net of profits and distributions) allocable to such Seller plus 99% of the other liabilities and obligations incurred by such Seller (when payable by such Seller) as general partner or managing general partner of such Partnership, in each case pursuant to an agreement in form and substance mutually satisfactory to Sellers and Buyer. On the Closing Date, Sellers shall grant (or cause to be granted) to Buyer an option, pursuant to an agreement in form and substance mutually satisfactory to Sellers and Buyer, to purchase all the right, title and interest of the Drilling Partnerships and Sellers in the oil and gas wells in which the Drilling Partnerships have a working interest, exercisable by written notice of exercise during the six month period following the termination of the Partnership Revenue Interests, at a price equal to the then fair market value of the properties as determined by mutual agreement of the parties, or if they are unable to agree, as determined by an independent third party jointly selected by Sellers and Buyer.

         (c) CERTAIN OTHER INTERESTS OF SELLER. On the Closing Date, Sellers shall, pursuant to one or more agreements or instruments in form and substance mutually satisfactory to Sellers and Buyer, convey to Buyer a production payment in each of the royalty, overriding royalty or working interests of Sellers described in Section 1.4(c) of the Disclosure Schedule, consisting of a right entitling Buyer to receive an amount equal to 99% of the net proceeds of production attributable to such interests during the period from the Closing Date until termination of the Partnership Revenue Interest for the Partnership to which such interest of Sellers relates.

         1.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be initially allocated among the Assets, the Production Payment and the Partnership Revenue

Interests as set forth in Schedule 1.5 of the Disclosure Schedule. Such allocations have been determined by negotiations between the parties on the basis of the respective fair market values of the assets and properties comprising the Assets, the Production Payment and the Partnership Revenue Interests and otherwise in accordance with Section 1060 of the Code as of January 1, 1995. Such allocations shall be modified after the Closing to reflect all adjustments to the Purchase Price made pursuant to Section 5.1, 5.4, 5.5 or 7.2. Sellers and Buyer shall, and shall cause their respective affiliates to, (a) file their federal, state and local income tax returns in a manner consistent with the allocation of the Purchase Price under this Section 1.5, and (b) not take any position for tax purposes in a manner inconsistent with such allocation.

         1.6     ASSUMPTION OF CERTAIN CONTRACTUAL OBLIGATIONS BY BUYER.

         (a) Subject to the terms and conditions set forth herein and subject to the indemnity provided for in clauses (i) and (ii) of Section 8.1(a), on the Closing Date Buyer shall assume and agree to pay, perform and discharge the following liabilities and obligations relating to the Assets (collectively, the "Assumed Obligations"):

                 (i) any and all performance obligations not requiring the payment of money existing on, or arising or accruing after, the Closing Date relating to the Assets, including such obligations under or with respect to the Leases, the Section 29 Leases, the Operating Agreements, the Undeveloped Leases and the leases, agreements and contracts listed or described in Schedule 1.2(b), 1.2(e), 1.2(f) and 2.23 of the Disclosure Schedule; and


                 (ii)    any and all liabilities and obligations
                         relating to the Assets that arise or accrue after the Closing Date.

         (b) Buyer shall assume the Assumed Obligations by executing and delivering to Sellers at the Closing an assumption agreement in form and substance mutually satisfactory to Sellers and Buyer (the "Assumption Agreement"). The Assumption Agreement will also contain provisions mutually satisfactory to Sellers and Buyer with respect to, among other things, (i) Buyer's administration of the suspense account funds referred to in Sections 2.18 and
7.4 hereof (including indemnification of Sellers with respect to any misapplication of such funds) and (ii) Buyer's indemnification obligation set forth in the last sentence of Section 5.6.

         1.7 NON-ASSUMPTION OF SELLERS' LIABILITIES. Except for the assumption by Buyer of the Assumed Obligations as provided in Section 1.6, Buyer shall not assume or be responsible for any liabilities or obligations of Sellers relating to or arising out of the operation or ownership of the Assets by Sellers.
                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby represent and warrant to Buyer (subject to Section 4.2(e) and the second sentence of Section 5.4(a)) as of the date hereof and (as modified pursuant to Section 4.2(e) and by the transactions permitted by this Agreement) as of the Closing Date, as follows:

         2.1 CORPORATE ORGANIZATION AND EXISTENCE. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and carry on its business as now being conducted.

        2.2      AUTHORITY OF SELLERS.   Each of the Sellers has the authority
to enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of the directors and shareholders of each of the Sellers necessary to authorize the execution, delivery and consummation of this Agreement has been duly and validly taken. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other laws in effect from time to time relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

         2.3 NO VIOLATION OR BREACH. Except as set forth in Schedule 2.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by either of the Sellers will:

         (a) conflict with, result in a violation of, or require the consent of any person under, any of the terms, conditions or provisions of its certificate of incorporation or bylaws;

         (b)     to the knowledge of Sellers, except as set forth in Schedule
2.4 of the Disclosure Schedule and except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), conflict with or result in a breach, default or violation of, or require any filing, consent, authorization or approval under, any law, statute, ordinance, decree, order, judgment, rule, regulation or governmental permit, certificate or license to which either of the Sellers or any of the Assets is subject; or

         (c) result in the creation of any material lien, charge or other encumbrance upon any of the Assets, other than any lien, charge or other encumbrance created by or through Buyer.

         2.4 CONSENTS AND PREFERENTIAL PURCHASE RIGHTS. Except as set forth in Schedule 2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by either of the Sellers will (i) entitle any person (other than Buyer) to exercise any preferential purchase right, option to purchase, first refusal or similar right with respect to any of the Assets or Section 29 Wells, or (ii) require the consent, authorization or approval of any third party under any material contract, agreement, lease, easement, license or permit listed in any Section of the Disclosure Schedule.

         2.5 NO DEFAULT. Except as set forth in Schedule 2.5 of the Disclosure Schedule, neither of the Sellers is in material violation of or material default under, and no condition exists that with the giving of notice or lapse of time or both would constitute such a material violation of or material default under, (i) any order, judgment or decree of any court, governmental agency or governmental authority relating to any of the Assets or
Section 29 Wells by which either of the Sellers or any Partnership is bound or to which any of the Assets or Section 29 Wells is subject or (ii) any governmental permit, order or license relating to any of the Assets or Section 29 Wells or the operation thereof or the production, collection, storage or transportation of oil, gas and other hydrocarbons therefrom, including, but not limited to, drilling permits, federal and state water discharge permits, plugging permits or orders and brine hauling permits.

         2.6 LITIGATION. Except as set forth in Schedule 2.6 of the Disclosure Schedule, no claim, suit, action, arbitration proceeding or other proceeding is pending or, to the best knowledge of Sellers, threatened against either Seller in connection with the Assets or Section 29 Wells or relating to the transactions contemplated hereby before any court, governmental agency or other governmental authority that would reasonably be expected to (i) result in the material impairment or loss of title of either of the Sellers to any of the Assets or the Section 29 Wells, (ii) result in the material impairment or loss of the value of the interests of either of the Sellers in any of the Assets or the Section 29 Wells, (iii) materially hinder or impede the development of any of the Leases or the Undeveloped Acreage or the operation of any of the Wells or the Section 29 Wells or (iv) result in the removal of either of the Sellers as operator under any of the Operating Agreements or in the termination or cancellation of any of such agreements.

         2.7 ACCURACY OF CERTAIN HISTORICAL FINANCIAL INFORMATION. To the knowledge of Sellers, the underlying historical financial data consisting of Sellers' computer file records of revenues and direct operating expenses attributable to the Wells and Section 29 Wells for the year ended December 31, 1994 and for the three month period ended March 31, 1995 (as more particularly set forth or described in Schedule 2.7 of the Disclosure Schedule) furnished to Ernst & Young LLP by Sellers in connection with the preparation of the Statements of Revenues and Direct Operating Expenses of the Assets for the years ended December 31, 1994 and 1993 and for the three months ended March 31, 1995 and March 31, 1994 accurately reflected, in accordance with the generally accepted accounting principles consistently applied throughout the periods involved, the revenues derived from, and the direct operating expenses incurred in, the operation of the Assets for such periods. Since March 31, 1995 there has not been any material adverse change in the revenues derived from, or direct operating expenses incurred in, the operation of the Assets, except for any change resulting from normal production declines, seasonal market conditions and sales curtailments due to market prices.

         2.8     ABSENCE OF CERTAIN CHANGES.  Except as set forth in Schedule
2.8 of the Disclosure Schedule, since December 31, 1994 there has not been:

         (a) any loss or damage (whether or not covered by insurance) to any of the Wells, Section 29 Wells, Gas Gathering Systems or material Miscellaneous Assets which materially and adversely affects the condition, operation or value thereof;

         (b) any sale, lease or disposition of any material Assets (except oil, gas and inventory items) not approved in advance by Buyer; and

         (c) any sale or disposition of any items of oilfield equipment or supplies inventory except those items withdrawn from inventory for use in drilling, equipping and completing new oil and gas wells on the Leases, the
Section 29 Leases or the Undeveloped Acreage or in re-working or re-equipping the Wells or the Section 29 Wells, other than in the ordinary course of business.

         2.9     OIL AND GAS WELLS.


         (a) Schedules 1.2(a)(i) and 1.3(e) of the Disclosure Schedule accurately set forth information regarding each of the Wells and the Section 29 Wells, respectively, the name (if any) and location of each such well, the applicable identification and permit number, the percentage of the working interest owned by Sellers and/or the Partnerships therein (to the extent of the interest of Sellers in the Partnership) and the net revenue interest of Sellers and/or the Partnerships therein (to the extent of the interest of Sellers in the Partnerships).
Sellers and the Partnerships are receiving on a current basis the proceeds of production from each of the Wells and the Section 29 Wells in an amount not less than the respective net revenue interests of Sellers and the Partnerships therein, and are currently paying costs and expenses relating to each of the Wells and the Section 29 Wells not in excess of the respective working interests of Sellers and the Partnerships therein.

         (b) Except as set forth in Schedule 2.9 of the Disclosure Schedule, the Wells and the Section 29 Wells have been drilled, completed and, to the knowledge of Sellers, bottomed within the boundaries specified in any applicable permit or within the limits otherwise permitted by contract or law and on the real property covered by, and substantially in accordance with the provisions of, the Leases or the Section 29 Leases applicable thereto. All the Wells and the Section 29 Wells have been drilled, completed and operated in substantial compliance with all applicable laws, rules, regulations, permits, orders, judgments and decrees of any court or governmental or regulatory authority, all applicable laws and permitting procedures for the drilling or operation of oil and gas wells and the spacing, completion and bottoming of wells and the disposal of water therefrom.

         (c) Except as disclosed in Schedule 2.9 of the Disclosure Schedule, as of the date hereof none of the Wells or the Section 29 Wells has been plugged or abandoned.

         (d) All claims of which Sellers have received written notice prior to the date hereof relating to material damages to the surface estate caused by operations on the real property covered by the Leases or the Section 29 Leases have been or will be resolved and any required payments in full settlement thereof have been or will have been accepted by the appropriate owner of the surface estate.

         (e) Sellers and the Partnerships hold all governmental licenses and permits necessary to operate the Wells and the Section 29 Wells as currently operated and to sell production and dispose of water therefrom (except for those licenses and permits which would not result in material liabilities or have a material adverse effect on the value of the Wells or the
Section 29 Wells if not obtained or maintained), all such licenses and permits are in full force and effect and no material violations have occurred or exist in respect of any such license or permit. No proceeding by any governmental authority is pending or, to the knowledge of Sellers, threatened that would reasonably be expected to result in the revocation or limitation of any such license or permit.

         (f)     Quaker State or QSE&P is the operator of all the Wells and the
Section 29 Wells, except those identified in Schedule 2.9(f) of the Disclosure Schedule.

         2.10    DEVELOPED LEASES.

         (a) Schedules 1.2(a)(ii) and 1.3(e) of the Disclosure Schedule accurately set forth the following information regarding each of the Leases and the Section 29 Leases: the lease number, the name of the lessor, the lease date, approximate number of acres covered by the lease, the name(s) (if any) and identification number of the Well(s) or

Section 29 Well(s) thereon, certain recording information and the location by county of the lands covered thereby.

         (b) Each of the Leases and Section 29 Leases is valid, binding and in full force and effect against the Seller party thereto and, to Sellers' knowledge, each other party thereto, and no material default exists thereunder in the payment by Sellers or any Partnership of rentals, royalties or other amounts due thereunder or in the performance of any other obligation of either of the Sellers or any of the Partnerships thereunder that would entitle the lessor to cancel or terminate such Lease or Section 29 Lease.

         (c) Each of the Leases and Section 29 Leases is a valid and subsisting encumbrance upon or an estate in the real property covered thereby prior in right to any other encumbrance or lien on such real property affecting the oil and gas underlying such real property, except for encumbrances and liens which would not materially adversely affect the use thereof as currently operated, and there is no other lease, severance of mineral interest or any other condition in the state of title to the underlying fee interest in the real property covered by the Leases and the Section 29 Leases which would reasonably be expected to materially restrict, interfere with or limit in any way the oil and gas operations contemplated by the Leases and the Section 29 Leases as such operations are currently conducted.

         (d) No party to any Lease or Section 29 Lease or any successor to the interest of such party has filed or, to the knowledge of Sellers, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease or Section 29 Lease.

         2.11    GAS GATHERING SYSTEMS.

         (a) Except as set forth in Schedule 2.11 of the Disclosure Schedule, Sellers are the sole owners of the Gas Gathering Systems and have the right to operate and maintain such systems pursuant to easements, rights-of-way, licenses, permits and other rights necessary for the operation and maintenance of the Gas Gathering Systems. Except as set forth in Schedule
2.11 of the Disclosure Schedule, none of such easements, rights-of-way, permits or other rights would terminate or cease by reason of the termination or expiration of any of the Leases or Section 29 Leases.

         (b) Except as set forth in Schedule 2.11 of the Disclosure Schedule, neither of the Sellers has received prior to the date hereof any written notices contesting the placement of the Gas Gathering Systems or the validity of any of such easements, rights-of-way or licenses.

         (c) Neither of the Sellers is subject to, or each is exempt from, regulation as a public utility under the laws of the states in which the Gas Gathering Systems are located in connection with the operation of the Gas Gathering Systems as presently operated and the sale and transportation of gas to purchasers through the Gas Gathering Systems.


         (d) Each of the gas transportation, gas sales, meter site, compressor site and other agreements relating to the Gas Gathering Systems is in full force and effect against the Seller party thereto and, to the knowledge of Sellers, each other party thereto, and no material default exists thereunder in the payment by Sellers of any amounts due thereunder or in the performance of any other material obligations of either of the Sellers or, to Sellers' knowledge, any other party thereto.

         2.12 OPERATING AGREEMENTS. Quaker State or QSE&P is the operator of certain oil and gas wells under the Operating Agreements listed and described in Schedule 1.2(c) of the Disclosure Schedule, which description includes the respective dates thereof, the names of the parties thereto and the wells to which the respective Operating Agreements apply. Sellers have made available to Buyer true and correct copies of all the Operating Agreements and all amendments and supplements thereto. The Operating Agreements are valid, binding and in full force and effect against the Seller party thereto and, to the knowledge of Sellers, each other party thereto, and no material default exists thereunder in the payment of any amounts payable by Quaker State or QSE&P or in the performance of any other material obligation of Quaker State or QSE&P thereunder. The operating fees and costs charged to the owners of the working interests under the Operating Agreements have not exceeded the amounts authorized or permitted by the Operating Agreements. There are no material outstanding calls or payments under authorities for expenditure which are due from either of the Sellers or which either of the Sellers has committed to make under any of the Operating Agreements which have not been made.

         2.13    PARTNERSHIPS.

         (a) Annex A to the Disclosure Schedule sets forth a complete list of all limited partnerships and general partnerships which own interests in any of the Wells or the

Section 29 Wells and of which either or both of Sellers is general partner or a managing general partner. Quaker State and/or QSE&P own partnership interests in the Partnerships entitling Sellers to the share of profits, losses and distributions of each Partnership in the percentage set forth opposite the name of such Partnership on such Annex A. Each of the Partnerships has been duly organized and is validly existing under the laws of the jurisdiction of its organization and has full power and authority to own and hold its properties and to carry on its business as presently conducted. Sellers have previously made available to Buyer complete and correct copies of the partnership agreements and limited partnership agreements of the respective Partnerships, none of which has been amended or restated since the date hereof.

         (b) Annex A to the Disclosure Schedule accurately sets forth the percentage of the working interest and net revenue interest of each Partnership in the Wells and Section 29 Wells set forth below the name of such Partnership therein.


         2.14 UNDEVELOPED ACREAGE. Sellers own the Undeveloped Leases and fee mineral interests listed and described in Schedule 1.2(d) of the Disclosure Schedule, free and clear of any mortgages, liens or other similar encumbrances created by, through or under Sellers, other than those arising by operation of law. All of the Undeveloped Leases are valid, binding and in full force and effect against the Seller party thereto and, to the knowledge of Sellers, each other party thereto, and Sellers have made all payments, including rentals and delay rentals, due in respect of the Undeveloped Leases. No party to any Undeveloped Lease or any successor to the interest of such party has filed, or to the knowledge of Sellers, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Undeveloped Lease.

         2.15 NON-OPERATED ROYALTY INTERESTS. Schedule 1.2(f) of the Disclosure Schedule accurately sets forth the following information regarding each of the oil and gas wells operated by third parties in which Sellers have a royalty interest or overriding royalty interest: the name (if any) and location of each such well, the name of the operator and the percentage of the royalty or overriding royalty interest owned by Sellers therein and, with respect to the oil and gas lease(s) covering the real property on which such Well is located, the name of the lessor, the lease date and certain recording information. Each of such leases is valid, binding and in full force and effect against the Seller party thereto and, to the knowledge of Sellers, each other party thereto, and no material default exists thereunder in the payment of any royalties or overriding royalties due to either of the Sellers thereunder.

         2.16 MISCELLANEOUS ASSETS. Sellers own all the Miscellaneous Assets (other than those which are leased by Sellers), free and clear of any mortgages, security interests or similar liens or encumbrances granted by Sellers.

         2.17 CONDITION OF ASSETS. The Wells, the Section 29 Wells, the Gas Gathering Systems and the Miscellaneous Assets are in reasonably good operating condition and in a state of reasonable maintenance and repair in accordance with reasonable industry practice.

         2.18 TAXES, EXPENSES AND ROYALTIES. All federal, state or local production, severance, gross receipts, excise and similar taxes and assessments based on or
                                     -23-
measured by the ownership of the Wells or the Section 29 Wells or the production of hydrocarbons or the receipt of proceeds therefrom for all periods ending on or before the Closing Date have been or will be paid by Sellers or the Selling Drilling Funds. All costs and expenses incurred by Sellers or the Selling Drilling Funds on or before the Closing Date in connection with the ownership and operation of the Wells and the Section 29 Wells and all amounts payable by Sellers or the Selling Drilling Funds to the holders of royalty, overriding royalty, working and other interests with respect to the sale of hydrocarbons produced from the Wells and the Section 29 Wells and sold on or before the Closing Date have been or will be paid by Sellers or the Selling Drilling Funds, except for amounts being held in suspense accounts as set forth in Schedule 2.18 of the Disclosure Schedule.

         2.19    CERTAIN MATTERS RELATING TO PRODUCTION.

         (a) Neither of the Sellers nor any of the Partnerships is obligated, by virtue of a "take or pay" or other prepayment arrangement, a gas balancing agreement or any similar provision in any contract for the sale of production, to deliver at some future time any material amount of production from any of the Wells without receiving full payment therefor at or after the time of delivery.

         (b) All net proceeds from the sale of production attributable to the interests of the Sellers and the Partnerships in the Wells and the Section 29 Wells are currently being paid in full to Sellers or the Partnerships and no material portion of such proceeds is currently being suspended or withheld by the purchaser thereof.

         2.20 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 2.20 of the Disclosure Schedule:

         (a) No underground petroleum or chemical storage tanks have been installed by Sellers which remain on any property owned or leased by either of the Sellers that is included in the Assets. No property owned or leased by either of the Sellers that is included in the Assets has been used by Sellers as a landfill or a waste disposal site in material violation of any environmental law applicable to the Assets.

         (b) Neither of the Sellers is in material violation of, or subject to any material liability for the violation by Sellers of, any environmental law applicable to the Assets. For purposes hereof, "environmental law" means any federal, state or local law, ordinance, rule, regulation, license, permit, order, judgment, decree or injunction relating to and regulating (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, production, release or disposal of any pollutant, hazardous substance, toxic substance or hazardous waste.

         (c) Neither Seller is subject to any material liability or obligation relating to the release by Sellers of hazardous substances or wastes at, in or under any property owned or leased by either of the Sellers which is included in the Assets, except for the production and temporary storage of oil produced from the Wells and the Section 29 Wells in substantial compliance with all applicable environmental laws. For purposes hereof, "hazardous substances" and "hazardous wastes" are materials defined as "hazardous substances," or "hazardous wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, and any amendments thereto and regulations thereunder, (ii) the Resource Conservation and Recovery Act of 1976 as amended by the Hazardous and Solid Waste Amendments of 1984, and any amendments thereto and regulations thereunder, and (iii) to the extent not inconsistent with the definitions contained in the acts and regulations listed in clauses (i) and (ii) above, any other environmental law.

         (d) Neither of the Sellers has received prior to the date hereof any written or oral notice from any governmental authority or any written notice from any private party of any material violation of any environmental law applicable to the Assets or of any demand, request for information, citation, summons or complaint relating to any material violation thereof (other than violations that have been or will have been cured prior to the Closing Date).

         2.21 REAL ESTATE OWNED AND LEASED. The real estate and improvements thereon owned or leased by Sellers and included in the Miscellaneous Assets conform in all material respects with all applicable laws, ordinances and regulations, including all building and zoning laws, the failure to comply with which would have a material adverse effect on the value or use of such property. Schedule 2.21 of the Disclosure Schedule contains a complete list and brief description (including the use to which such property is being employed) of all material leases, subleases or other agreements under which either of the Sellers is lessee or sublessee of real estate included in the Miscellaneous Assets, complete and correct copies of which have been made available to Buyer. Each of such leases, subleases and other agreements is valid, binding and in full force and effect against the Seller party thereto and to the knowledge of Sellers, each other party thereto, and neither of Sellers is in default in the payment or performance of any of its material obligations thereunder. Sellers have good and marketable title to the real estate and improvements thereon included in the Miscellaneous Assets (other than the real estate and improvements leased by Sellers), free and clear of any mortgages, liens or similar encumbrances, except liens for real estate taxes and assessments not yet due and payable, and other liens or encumbrances arising by operation of law.

         2.22 TECHNICAL DATA. Sellers have sufficient ownership or contractual rights to use the seismic, geological, geophysical and other technical data included in the Miscellaneous Assets.

         2.23 CONTRACTS. Schedule 2.23 of the Disclosure Schedule lists each of the material gas transportation and gas sales agreements related to the Assets or Section 29 Wells and each material lease or sublease relating to vehicles or equipment included in the Miscellaneous Assets.

         2.24 UPDATED INVENTORY LIST. The updated Inventory List to be delivered to Buyer by Sellers at the Closing shall accurately reflect all withdrawals from and additions to the inventory of oilfield equipment and supplies since December 31, 1994 through the date that is 15 business days prior to the Closing Date and with respect to additions shall show the cost thereof and with respect to withdrawals shall identify the wells on which such inventory was used.

         2.25 ACCURACY AS OF CLOSING DATE. Subject to Section 4.2(e), the representations and warranties made hereinabove in this Article II (as modified by transactions permitted by this Agreement and by Schedule 5.4 of the Disclosure Schedule) will be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

         3.1 CORPORATE ORGANIZATION AND EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with the corporate power and authority to own its properties and carry on its business as now being conducted.

         3.2 AUTHORITY OF BUYER. Buyer has the authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by Buyer have been duly authorized by its Board of Directors. No other corporate action, approval or proceeding on the part of Buyer or its shareholders is necessary to authorize the execution, delivery and consummation of this Agreement. This

Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency and similar laws in effect from time to time relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

         3.3 NO VIOLATION OR DEFAULT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision or constitute a default (whether with notice or lapse of time or both) under the articles of incorporation or code of regulations of Buyer, any law or regulation to which Buyer or any of its properties or assets is subject or any contract, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which it is bound, or (b) except with respect to the HSR Act, require Buyer to obtain any waiver, consent, approval or authorization of, or to make any filing with, any governmental department, commission, agency or other governmental or regulatory authority.

         3.4 LITIGATION. No litigation, governmental investigation or other proceeding is pending or, to Buyer's knowledge, threatened by, against or affecting Buyer that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

         3.5 FUNDS AVAILABLE. Buyer has, or will have on or before the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at the Closing. Buyer has delivered to Sellers a binding commitment letter from Bank One, Texas and NBD Bank (the

"Lenders") pursuant to which the Lenders have committed to make available to Buyer all financing required for Buyer to consummate the transaction contemplated by this Agreement.

         3.6 ACCURACY AS OF CLOSING DATE. The representations and warranties made hereinabove in this Article III will be true and correct on and as of the Closing Date, with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                                   ARTICLE IV

                   ADDITIONAL COVENANTS OF SELLERS AND BUYER

         4.1 COVENANTS OF SELLERS. Sellers covenant and agree with Buyer as follows:

         (a) CERTAIN CHANGES. Except as may be expressly permitted by this Agreement, from the date hereof until the Closing, Sellers will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

                 (i) make any material change in the conduct of the business or operations relating to the Assets that would reasonably be expected to have a material adverse effect on the value of the Assets;


                 (ii) voluntarily terminate or amend in any material respect any of the Leases, the Section 29 Leases or the Operating Agreements (except for the substitution of Buyer as operator thereunder);

                (iii)    sell, lease or otherwise dispose of any of the Assets;


                 (iv) make or enter into any commitments or agreements relating to the operation of the Wells or the Section 29 Wells or the sale, purchase, processing or transportation of production from or attributable to the Wells or the Section 29 Wells after the Closing;


                 (v) mortgage, pledge or similarly encumber any of the Assets;

                 (vi) execute any material authorities for expenditure or consent to the commencement of any new operations for the drilling or completing of any new well on the Leases, the Section 29 Leases or the Undeveloped Acreage or to the redrilling, re-working, re-equipping or recompleting of any Well on the Leases;


                 (vii) make or enter into any agreement or contract requiring an expenditure (other than arising as a result of an emergency) relating to the Producing Properties, the Section 29 Wells or Gas Gathering Systems in excess of $5,000 in any one case; or


                 (viii)   commit themselves to do any of the foregoing;


provided, however, that nothing contained in this Section 4.1(a) or elsewhere in this Agreement shall limit the rights of Sellers and the Selling Drilling Funds to produce, consume and sell production from the Wells and the Section 29 Wells, or otherwise operate or conduct their business, in the ordinary course of business.

         (b) CERTAIN COVENANTS WITH RESPECT TO THE ASSETS. Except as may otherwise be expressly provided herein, Sellers will, from the date hereof to the Closing (the "Preclosing Period"), unless otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld):

                 (i) promptly notify Buyer of the receipt during the Preclosing Period by Sellers of any written notice or written claim or written threat of notice or claim which becomes known to Sellers relating to any material default or breach under, or relating to the termination or cancellation or written threat of termination or cancellation of, any of the Leases,
                          Section 29 Leases or Operating Agreements;


                 (ii) promptly notify the Buyer of the occurrence during the Preclosing Period of any material loss or damage to any of the Wells, the Section 29 Wells, the Gas Gathering Systems or the Miscellaneous Assets that becomes known to Sellers and that would cost more than $5,000 in any one case to repair or restore;

                 (iii) cause to be paid all rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain in force Sellers' rights in and to the Leases and the Section 29 Leases on which the

                          Wells and Section 29 Wells are located, and pay timely all material costs and expenses incurred by it in connection with such wells and leases; and


                 (iv) use their reasonable efforts to maintain and operate the Wells and the Section 29 Wells substantially in accordance with all applicable legal requirements and the contracts relating thereto, and in substantially the same manner that Sellers heretofore have operated such properties.

        (c)     ACCESS.   Sellers will afford to Buyer and its authorized
representatives, at Buyer's sole expense, risk and cost and upon reasonable notice, reasonable access from the date hereof until the Closing Date, during normal business hours, to the personnel, properties, books and records of Sellers which are related primarily to the Assets to the extent that such access and disclosure would not unreasonably interfere with the normal operation of the business of Sellers or violate the terms of any agreement by which either Seller is bound; provided, however, that the confidentiality of any data or information so acquired shall be maintained by Buyer and its representatives in accordance with the Confidentiality Agreement between Quaker State and Buyer dated February 8, 1995 (the "Confidentiality Agreement"), except that the Statements of Revenues and Direct Operating Expenses of the Assets for the years ended December 31, 1993 and 1994 and for the three months ended March 31, 1994 and 1995 prepared by Ernst & Young have been included in regulatory filings under the securities laws with the consent of Sellers who have approved the form and substance thereof. Buyer shall have the right to physically inspect the Assets at Buyer's sole expense, risk and cost and upon reasonable notice, from the date hereof until the Closing Date during normal business hours to the extent such inspection would not unreasonably interfere with the normal operation of the business of Sellers or violate the terms of any agreement by which neither Seller is bound. Such right shall include the right of Buyer through an environmental consultant of its choice to conduct an environmental investigation of the Assets, including such limited subsurface investigations and sampling as reasonably deemed necessary by Buyer or such consultant in order to fully evaluate the environmental condition of the Assets. Any report prepared by Buyer's consultant shall be treated by Buyer and its representatives (including such consultant) as confidential information in accordance with the terms and provisions of the Confidentiality Agreement, and shall be provided to Sellers at their request. Sellers agree that copies of all of the Leases, Section 29 Leases and the Undeveloped Leases, title data and reports relating thereto, including all title opinions which have been prepared covering all or any portion of the Leases, the Section 29 Leases, Undeveloped Leases, Gas Gathering Systems or owned real estate constituting a part of the Assets, shall be made available for Buyer's inspection at Sellers' offices, provided that Buyer and its representatives shall treat all such information as confidential information in accordance with the terms and provisions of the Confidentiality Agreement.


         (d) PUBLIC ANNOUNCEMENTS. Sellers shall not issue any public announcement or statement with respect to the transactions contemplated hereby except upon the consent of Buyer or upon the advice of Sellers' counsel that such announcement or statement is required by law, regulation or rule of the Securities and Exchange

Commission or any stock exchange. Sellers shall make available to Buyer the text of any public announcement prior to the release of any such announcement.

         (e) NOTIFICATION OF CLAIMS. Sellers shall promptly notify Buyer of any of the following of which Sellers receive written notice after the date hereof and prior to the Closing Date: (i) any proceeding or inquiry initiated or made against or to Sellers by any governmental authority, nongovernmental entity or person with respect to any hazardous substances or hazardous wastes present on, or any environmental condition relating to, the Assets that is alleged to violate applicable environmental law; and (ii) any suit, action or other proceeding against Sellers before any court or any governmental authority arising or threatened in writing prior to the Closing that relates to the Assets and that would reasonably be expected to result in the impairment or loss of Sellers' title to any material portion of the Assets or the value thereof or to hinder or impede the operation of any of the Wells, the Section 29 Wells or the Gas Gathering Systems.

         (f) WAIVERS AND CONSENTS. Sellers shall use reasonable efforts not requiring the expenditure of money to obtain prior to Closing (i) written waivers of all preferential rights to purchase, options to purchase and rights of first refusal affecting any of the Assets, (ii) consents to the transfer to Buyer of the Operating Rights and to effect the substitution of Buyer as operator under all the Operating Agreements and (iii) the consent of all persons required to enable Sellers to transfer the Assets, the Section 29 Wells and the Partnership Revenue Interests to Buyer.

         (g) HSR ACT. Sellers will (i) file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form with respect to the transactions contemplated herein specified by the HSR Act requesting early termination of the waiting period thereunder and (ii) respond promptly to inquiries from the Federal Trade Commission or the Department of Justice in connection with such filing.

         (h) REMOVAL OF TANK AND DRUMS. Sellers agree to remove, at their expense, the underground collection tank located in the Red Haw Yard in Ashtabula County, Ohio and the 48 drums of glycol at the NAP Station within ninety (90) days after the Closing. Buyer will cooperate with Sellers, and afford Sellers access to such property to permit such removal.

         4.2 COVENANTS OF BUYER. Buyer covenants and agrees with Sellers as follows:

         (a) PUBLIC ANNOUNCEMENTS. Buyer shall not issue any public announcement or statement with respect to the transactions contemplated hereby except upon the consent of Sellers or upon the advice of Buyer's counsel that such announcement or statement is required by law, regulation or rule of the Securities and Exchange Commission or any stock exchange. Buyer shall make available to Sellers the text of any public announcement prior to the release of any such announcement.

         (b) CONFIDENTIAL INFORMATION. The confidentiality of any data or information received by Buyer regarding the business and assets of Sellers shall be maintained by Buyer and its representatives in accordance with the Confidentiality Agreement, except as provided in Section 4.1(c) hereof with respect to the inclusion of the Statements of

Revenues and Direct Operating Expenses of the Assets in regulatory filings under the securities laws.

         (c) HSR ACT. Buyer will (i) file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form with respect to the transactions contemplated hereunder specified by the HSR Act requesting early termination of the waiting period thereunder, and (ii) respond promptly to inquiries from the Federal Trade Commission or the Department of Justice in connection with such filing.

         (d) COOPERATION. Buyer shall use reasonable efforts not requiring the expenditure of money to cooperate with Sellers in obtaining any waivers or consents as contemplated by Section 4.1(f). In addition, Buyer shall notify Sellers of any title deficiencies, environmental conditions or other information relating to the Assets or Section 29 Wells discovered by Buyer in the course of its due diligence investigations and of which Ronald Clements, Paul Poole, Leo Schrider or Buyer's legal department has actual knowledge which may affect the accuracy of the representations and warranties of Sellers herein or the information set forth in the Disclosure Schedule.

         (e) UPDATING. Buyer agrees that Sellers shall have the right to deliver a certificate to Buyer not later than three (3) business days prior to the Closing Date notifying Buyer of any inaccuracy or breach of the representations or warranties made by Sellers herein, in which event Buyer shall have the right to decide whether to waive the condition to Closing set forth in Section 6.2(a) with respect to such inaccuracy or breach. If Buyer does waive such condition or proceeds to consummate the Closing, then the representations and warranties of Sellers herein shall be deemed modified as set forth in such certificate for all purposes, including without limitation, for purposes of indemnification under Article VIII, and Sellers shall have no liability to Buyer with respect to such inaccuracy or breach unless otherwise expressly agreed in writing by Sellers and Buyer at or prior to the Closing.

                                   ARTICLE V

                       MATTERS RELATING TO CERTAIN ASSETS

        5.1      ASSETS EXCLUDED FROM SALE.  In the event that:

          (a) after the date hereof and prior to the Closing, there shall have been any material loss or damage to any of the Assets or
                 Section 29 Wells, or


         (b)     the findings of an environmental audit of the Assets and
                 Section 29 Wells conducted by Buyer prior to the Closing Date (which findings become known to Buyer after the date hereof) disclose an environmental condition unacceptable to Buyer in its reasonable judgment with respect to any of the Assets or
                 Section 29 Wells,



then in any such events Sellers shall have the right to repair or remediate such damage or condition prior to the Closing Date. If Sellers shall fail to so repair or remediate any such damage or condition, the parties shall endeavor to mutually agree on the estimated cost of repair or remediation ("Repair Costs"). If the parties mutually agree on the Repair Costs, the amount thereof shall be for the account of Buyer, and shall reduce Sellers' Liability Threshold (as defined in Section 8.1(b)) and shall be applied against Sellers' Non-Environmental Liability Cap (as defined in Section 8.1(b)) or, if such costs relate to an environmental condition, against Sellers' Liability Cap (as defined in Section 8.1(b). If the parties are unable to agree on the amount of such reduction, Buyer shall have the right to exclude from the sale hereunder the interests of Sellers in the assets that would otherwise constitute Assets or Section 29 Wells and to which such loss, damage or condition relates, in which case the Purchase Price as adjusted pursuant to Section 7.2 shall be reduced by the amount of the Purchase Price payable at the Closing allocated thereto as set forth in Section 5.1 of the Disclosure Schedule (as such allocation would be adjusted pursuant to Sections 1.5 and 7.2); provided that Sellers shall not be obligated to consummate the Closing if the Purchase Price would be reduced pursuant to this Section 5.1 by $5,600,000 or more in the aggregate.


         5.2 SUBSEQUENT PURCHASE AND SALE. Following the Closing Sellers shall have the right to repair or remediate any of the matters referred to in
Section 5.1 with respect to any assets excluded from the sale pursuant to
Section 5.1, and Buyer will cooperate with Sellers, and afford Sellers access to such assets and any property on which such assets are located to permit Sellers to effect such repair or remediation. In the event that Sellers shall have repaired or remediated such matters within twelve (12) months of the Closing, then Sellers shall sell and Buyer shall purchase the assets so excluded from the sale for a purchase price which will place the parties in the same position as if such excluded assets had been transferred to Buyer on the Closing Date (the amount of the Purchase Price reduction for such assets plus interest thereon at 9% per annum from the Closing Date and adjustment for net revenues from the Closing Date). Buyer shall be responsible for the operation of all such excluded assets during such twelve month period and any extensions thereof, and the Administrative Services Agency and Operating Agreement will provide for and govern such operations.

         5.3 ASSETS REQUIRING CONSENTS OR WAIVERS. In the event that Sellers have not obtained prior to the Closing (a) any third-party consent necessary to transfer to Buyer the interests of Sellers in any Asset (including licenses and road permits) or Section 29 Well, or (b) any waiver of preferential purchase right, option to purchase, first refusal right or similar right entitling the holder to purchase the interests of Sellers in any Asset or
Section 29 Well, or (c) any third-party consent necessary for the substitution of Buyer for Quaker State or QSE&P under any Operating Agreement; or (d) any approval or consent required to assign to Buyer any Partnership Revenue Interest, then the sale hereunder shall nevertheless include the interests of Sellers in such Asset, Section 29 Well, Operating Agreement or Partnership Revenue Interest, subject however, to Sellers' repurchase obligations under
Section 5.6 with respect to any Asset, Section 29 Well, Operating Agreement (and the Wells or Section 29 Wells to which such Operating Agreement applies) or Partnership Revenue Interest referred to in clauses (a), (c) or (d) of this
Section 5.3.

         5.4     TITLE DEFECTS.

         (a) Schedule 5.4 of the Disclosure Schedule sets forth a list of material title failures, title defects or deficiencies relating to the Wells, the Section 29 Wells, the Leases, the Section 29 Leases or the Gathering Systems and related rights-of-way, easements and licenses (a "Defect"). The representations and warranties of Sellers herein shall be deemed modified as set forth in Section 5.4 of the Disclosure Schedule for all purposes, including, without limitation, for purposes of indemnification under Article VIII. Sellers shall have the right to cure or remedy any such Defect prior to the Closing. If Sellers shall fail to cure or remedy any such Defect, the parties shall endeavor to mutually agree on the estimated costs of curing or remedying such Defect (the "Curing Costs"). If the parties mutually agree on the Curing Costs of such Defect, the amount thereof shall be for the account of Buyer, and shall reduce Sellers' Liability Threshold (as defined in Section 8.1(b)) and shall be applied against Sellers' Non-Environmental Liability Cap (as defined in Section 8.1(b)).

         (b) If the parties are unable to agree on the Curing Costs of any such Defect, the sale hereunder shall nevertheless include the Wells, the
Section 29 Wells, the Leases, the Section 29 Wells or the Gas Gathering Systems to which such Defect relates, subject, however, to Sellers repurchase obligations under Section 5.6 with respect thereto. During the twelve (12) month period following the Closing, Buyer shall have the right, and shall use all reasonable efforts, to remedy or cure any such Defect, and any amounts reasonably expended by Buyer in remedying or curing such Defect shall first be applied against Sellers Liability Threshold (and Buyer shall be entitled to indemnification for the balance in accordance with Article VIII).


         5.5 PURCHASE PRICE REDUCTION. If the aggregate Repair Costs mutually agreed to pursuant to Section 5.1 plus the aggregate Curing Costs mutually agreed to pursuant to Section 5.4 exceed Sellers' Liability Threshold, the Purchase Price shall be reduced by the amount of such excess. Any reduction of Sellers' Liability Threshold and the Purchase Price under Sections
5.1 and 5.4 shall be Buyer's sole and exclusive remedy with respect to all losses, damages and environmental conditions as to which the parties have agreed in the Repair Costs and with respect to all Defects as to which the parties have agreed on the Curing Costs, and Sellers shall have no further liability to Buyer with respect thereto.


         5.6 SELLERS REPURCHASE OBLIGATION. In the event that within twelve (12) months after the Closing any of the consents or approvals referred to in clauses (a), (c) or (d) of Section 5.3 shall not have been obtained by Buyer (who shall use all reasonable efforts to obtain such consents and approvals), or Buyer shall not have cured any Defect referred to in Section 5.4, then upon Buyer's written request given to Sellers within sixty (60) days after the end of such twelve month period, Sellers shall, at their election, either (i) purchase the Asset, the Operating Agreement and the Wells to which such agreement applies and/or the Partnership Revenue Interest as to which such consent or approval was not obtained, and/or the Well, Lease, or Gas Gathering System specified in Buyer's written request to which such Defect relates, for a price equal to the amount of the Purchase Price allocated thereto as set forth in Schedule 5.1 of the Disclosure Schedule (as such allocation is adjusted pursuant to Sections 1.5 and 7.2) plus interest thereon at 9% per annum from the Closing Date, less net revenues from the Closing Date, or (ii) indemnify Buyer against any loss, damage or expense sustained by Buyer with respect thereto in accordance with Article VIII; provided, however, that Sellers' repurchase or indemnification obligation under this Section 5.6, plus Sellers' indemnification and other obligations under Section 8.1(a) or that otherwise are subject to Sellers' Non-Environmental Liability Cap as defined in Section

8.1(b), shall not exceed such Sellers' Non-Environmental Liability Cap (as such Cap may be reduced in accordance with the provisions of this Article V). In the event Sellers shall elect to so purchase any such Asset, Operating Agreement and the Wells applicable thereto, Partnership Revenue Interest, Lease, or Gas Gathering System or so indemnify Buyer, such purchase or indemnity shall be Buyer's sole and exclusive remedy with respect thereto and Sellers shall have no further liability to Buyer with respect thereto. In addition, Buyer shall indemnify and hold Seller harmless from any liabilities incurred with respect to such Assets, Operating Agreements, Leases, Partnership Revenue Interests or Gas Gathering Systems during the period of Buyer's ownership.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING


        6.1 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of all the following conditions:

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on such date.

         (b) COMPLIANCE. Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing.

         (c) NO SUITS. No suit or other proceeding shall be pending or threatened by any third party before any court of competent jurisdiction or any governmental authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. On the Closing Date, there shall be no injunction, restraining order, judgment or decree of any nature of any court or other governmental authority in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

         (d) HSR ACT. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         (e) CONSENTS. All approvals, filings, authorizations and consents listed in Schedule 6.1(e) of the Disclosure Schedule shall have been obtained or made.

         (f) PURCHASE PRICE REDUCTIONS. The Purchase Price shall not be reduced pursuant to Sections 5.1 and 5.4 by $5,600,000 or more in the aggregate.

         (g) DESIGNATED EMPLOYEES CERTIFICATES. Sellers shall have received from each of the Designated Employees a certificate dated the Closing Date and in form and substance satisfactory to Sellers stating that, to their knowledge as of the date hereof and the Closing Date, the representations and warranties of Sellers contained in Article II were and are true and correct in all material respects, and that such Designated Employee has not received any notice or claim or threat thereof referred to in any provision of Article II or
Section 4.1 that such Designated Employee has not fully transmitted in writing to the Legal Department of Quaker State prior to the Closing Date.

         6.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of all the following conditions:

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained herein (as modified pursuant to Section 4.2(e) and by the transactions permitted by this Agreement and by Schedule 5.4 of the Disclosure Schedule) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on such date.

         (b) COMPLIANCE. Sellers shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed by Sellers at or prior to the Closing.

         (c) NO SUITS. No suit or other proceeding shall be pending or threatened by any third party before any court of competent jurisdiction or any governmental authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. On the Closing Date, there shall be no injunction, restraining order, judgment or decree of any nature of any court or other governmental authority in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.


         (d) TAX CLEARANCE CERTIFICATE. Sellers shall have provided Buyer with tax clearance certificates or other similar documents that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any material portion of the Purchase Price.

         (e) HSR ACT. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                                  ARTICLE VII

                                    CLOSING

         7.1 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") will be held at such place, time and date as Sellers and Buyer may mutually agree, but in no event later than September 15, 1995 (unless extended by mutual agreement). The date upon which Closing actually occurs is referred to herein as the Closing Date.

         7.2 PURCHASE PRICE ADJUSTMENTS. The Purchase Price shall be adjusted as follows:

         (a)     The Purchase Price shall be increased by the following:

                 (i) the value of oil in tanks (excluding basic sediment and water and anything below the water draw valve) as of the close of business on December 31, 1994;


                 (ii) the amount of all direct costs and expenses (including abandonment expenses) paid or incurred by Sellers with respect to the Assets and Section 29 Wells during the period January 1, 1995 through the Closing Date (the "Adjustment Period");

                 (iii) the amount of all direct costs and other capital expenditures paid or incurred by Sellers approved in writing in advance by Buyer which relate to the drilling, completing, equipping and connecting to the Gas Gathering Systems of oil and gas wells by Sellers during the Adjustment Period, including intangible drilling and development costs, dry hole costs and the cost of purchased well equipment (excluding transfers from inventory);

                 (iv) the amount of all direct costs and other capital expenditures paid or incurred by Sellers, approved in writing in advance by Buyer, which relate to the re-working or re-equipping of the Wells or the
                          Section 29 Wells during the Adjustment Period;


                 (v)      the amount of all other capital expenditures paid
                           or incurred by Sellers and approved in writing in advance by Buyer;


                 (vi) an amount equal to (x) the amount of Administrative Expense incurred by Quaker State's Natural Gas Exploration and Production Division during the Adjustment Period, plus (y) the amount of the Management Fee charged by Quaker State to such Division during the Adjustment Period, in each case determined in a manner consistent with the historical practices of Sellers in developing their internal reporting of revenues and expenses as used or reflected in the 1994 income statement for Quaker State's Natural Gas Exploration and Production Division, minus (z) an amount calculated at $6,000 per month during the Adjustment Period.


                 (vii) the amount of all severance, production, excise or similar taxes and assessments based upon, measured by or imposed with respect to the production of hydrocarbons from the Wells or the receipt of proceeds therefrom during the Adjustment Period and not reimbursed by the purchaser of production.


         (b)     The Purchase Price shall be decreased by the following:

                 (i) the aggregate amount of all revenues received or accrued by Sellers which are attributable, under generally accepted accounting principles consistently applied in accordance with Sellers' historical practices, to the operation of the Assets during the Adjustment Period including, without limitation, revenues received or accrued from the sale of oil and gas produced from the Producing Properties (net of any royalties or other burdens on production), revenues attributable to the Non-Operated Royalty Interests, revenues received or accrued from the marketing or transportation of gas and revenues received or accrued from equipment rentals and the sale, salvage or other disposition of the Assets during the Adjustment Period;



                 (ii) the aggregate amount of all revenues received or accrued by Quaker State or QSE&P in its capacity as operator of oil and gas wells under the Operating Agreements which are attributable, under generally accepted accounting principles, consistently applied in accordance with Sellers' historical practices to contract administrative and well operating services during the Adjustment Period;


                 (iii) the value (determined by the contract price in effect on the Closing Date) of gas which Quaker State or QSE&P was obligated to deliver to third parties after the Closing Date and for which Quaker State or QSE&P had received payment on or before the Closing Date;


                 (iv) the amount of any transfer taxes or conveyance fees payable by Buyer for which Sellers are liable under
                          Section 7.6 in connection with the sale of the Assets;


                 (v) the aggregate reductions agreed upon by Sellers and Buyer pursuant to Sections 5.1 and 5.4 and for assets excluded from the sale pursuant to the provisions of
                          Section 5.1;


                 (vi) an amount equal to 99% of the net revenues of Sellers attributable to production from the Section 29 Wells during the Adjustment Period; and


                 (vii) an amount equal to 99% of the net revenues received or accrued by the Partnerships during the Adjustment Period allocable to the interests of Sellers in such Partnerships;


                 (viii) estimated real estate taxes and assessments on fee interests in real property included in the Assets for any period ending on or before December 31, 1994.


         In the event that the Purchase Price is so decreased by any amount of revenues accrued by Sellers, Buyer shall promptly remit to Sellers any amount of such revenue if and to the extent received by Buyer.

         7.3 CLOSING ESTIMATE. At least three (3) business days prior to the Closing Date, Sellers shall prepare and deliver to Buyer an estimate of the adjustments to the Purchase Price to be made pursuant to Section 7.2 setting forth in reasonable detail the calculation thereof. The Purchase Price as adjusted in accordance with such estimate is hereinafter referred to as the "Estimated Purchase Price."

         7.4 CLOSING OBLIGATIONS OF SELLERS. At the Closing, Sellers shall deliver to Buyer such deeds, assignments, bills of sale, certificates of title and other instruments of transfer as are necessary to transfer all the right, title and interest of Sellers in and to the Assets (other than fee mineral interests), free and clear of all mortgages, liens, security interests and similar encumbrances (other than those contemplated hereby), in form and substance mutually satisfactory to Sellers and Buyer. Sellers shall deliver to Buyer deeds to the fee mineral interests included in the Assets as soon as reasonably practicable after the Closing. In addition, Sellers shall execute and deliver to Buyer (a) an instrument or instruments conveying the Production Payment and granting the related purchase option as provided in Section 1.4(a), such instruments to be in form and substance mutually satisfactory to Sellers and Buyer, (b) an instrument or instruments assigning to Buyer the Partnership Revenue Interests as provided in Section 1.4(b), such instruments to be in form and substance mutually satisfactory to Sellers and Buyer, (c) an Administrative Services Agency and Operating Agreement in form and substance mutually satisfactory to Sellers and Buyer (the "Administrative Services Agency Agreement") and (d) an updated schedule of the amounts being held in suspense accounts. Within 90 days after the Closing, Sellers will deliver a check payable to Buyer for the aggregate amount being held in such accounts that are attributable to the Assets.


         7.5 CLOSING OBLIGATIONS OF BUYER. At the Closing, Buyer shall (a) pay (by wire transfer of federal or other immediately available funds in the amount of the Estimated Purchase Price and (b) execute and deliver to the Escrow Agent (i) the Assumption

Agreement, (ii) the agreements referred to in Section 1.4(b), (iii) a Crude Oil Supply Agreement in form and substance satisfactory to Sellers and Buyer and
(iv) the Administrative Services Agency Agreement.

         7.6 RECORDING FEES. The recording fees for the deeds, assignments and other instruments transferring the Assets to Buyer shall be borne and paid by Buyer. Each of the Sellers, on the one hand, and Buyer, on the other hand, shall bear and pay all sales, transfer, conveyance and similar taxes, fees and charges arising in connection with the transactions contemplated by this Agreement which are imposed or assessed against such party under applicable law.

         7.7 DELIVERY OF RECORDS, ETC. On the Closing Date or as soon thereafter as practicable, Sellers will deliver or cause to be delivered to Buyer at Sellers' offices or other location specified by Sellers all original copies of the Records. For a period equal to the greater of five (5) years after the Closing Date and the period of any statute of limitations under the Code or any extension thereof, Buyer shall preserve and maintain same and permit Sellers and their authorized representatives to have reasonable access thereto. At the end of such period, Buyer shall offer the Records to the Sellers. Notwithstanding the foregoing, during such period, Buyer may dispose of any such Records which are first offered to, but not accepted by, Sellers.


         7.8 SETTLEMENT STATEMENT. Within six (6) months following the Closing, Sellers and Buyer shall jointly prepare a statement (the "Settlement Statement") setting forth the final adjustments to be made to the Purchase Price pursuant to Section 7.2. If Sellers and Buyer are unable to agree on the Settlement Statement within such six-month period, an independent accounting firm, mutually acceptable to Sellers and Buyer, shall be engaged to determine the amount of such final adjustments to the Purchase Price. The decision of such independent accounting firm shall be binding upon the parties, and the fees and expenses of such independent accounting firm shall be borne one-half by Buyer and one-half by Sellers. The Purchase Price as so adjusted is referred to herein as the "Final Purchase Price". If the Estimated Purchase Price exceeds the Final Purchase Price, Sellers shall pay to Buyer the amount of such excess plus interest thereon at the rate of 9% per annum from the Closing Date to the date of payment. If the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Sellers the amount of such excess plus interest thereon at the rate of 9% per annum from the Closing Date to the date of payment. Any payments contemplated by this Section 7.8 shall be made by wire transfer of federal or other immediately available funds within five (5) business days after the date of such final determination.

                                  ARTICLE VIII

                             EXTENT AND SURVIVAL OF
                REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION


8.1      INDEMNIFICATION OF BUYER.


         (a) Subject to the other provisions of this Article VIII, Sellers agree after the Closing to indemnify Buyer against, and hold Buyer harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by Buyer to the extent arising out of or resulting from (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Sellers in this Agreement, (ii) any Defect (as defined in Section 5.4) to the extent provided in Section 5.4(b), (iii) any failure of Sellers to pay, perform, fulfill and discharge all costs, expenses and liabilities (other than the Assumed Obligations) incurred by them in connection with the Assets and Section 29 Wells prior to the Closing Date with respect to Sellers' ownership or operation of the Assets and Section 29 Wells prior to the Closing Date including, without limitation, all such amounts payable after the Closing Date to holders of royalty, overriding royalty, working or other interests in the Wells and Section 29 Wells with respect to the sale of oil and gas or other hydrocarbons prior to the Closing Date and all severance, production, ad valorem and similar production based taxes due and payable after the Closing Date with respect to the sale of oil, gas or other hydrocarbons from the Wells and Section 29 Wells prior to the Closing Date,
(iv) any claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character with respect to any liabilities (other than the Assumed Obligations) to the extent arising prior to the Closing Date out of or in connection with Sellers' ownership and operation of the Assets and
Section 29 Wells prior to the Closing Date, including, without limitation, any interest, penalty and other reasonable costs and expenses incurred in connection therewith or the defense thereof; and (v) the non-compliance by Sellers with the bulk sales laws of Pennsylvania, West Virginia, Ohio or New York.


         (b) Notwithstanding the provisions of Section 8.1(a), Sellers shall not be required to indemnify or hold harmless Buyer with respect to any claim for indemnification thereunder and shall not be liable for the inaccuracy or breach of any warranty, representation, covenant or agreement made by Sellers herein (including, but not limited to, the provisions of Section 8.1(a)) or in connection with the transactions contemplated hereby or for any Defect, except to the extent and by the amount that the loss, damage or expense to Buyer resulting from the breach of one or more of such warranties, representations, covenants or agreements and/or from one or more Defects shall exceed $150,000 in the aggregate (the "Liability Threshold"), nor shall Sellers' aggregate liability therefor (including for any repurchase or indemnification obligation under Section 5.6) exceed $10,000,000 for matters not involving the breach of the representations and warranties of Sellers relating to environmental matters set forth in Sections 2.9(b), 2.9(d), 2.9(e) or 2.20 (the "Non-Environmental Liability Cap") and $25,000,000 including the breach of such representations and warranties relating to environmental matters set forth in such Sections (the "Liability Cap"), in each case as such Caps may be reduced in accordance with the provisions of Article V. In the event of the breach of a representation or warranty relating to Sellers' title to any of the Assets not excluded from the sale for which Sellers are liable to Buyer under Section 8.1(a), Sellers shall have the opportunity to cure the title defect involved and any amounts expended by Sellers in curing title shall be applied against Sellers' Non-Environmental Liability Cap under this Section 8.1(b). In the event of the breach of the representations and warranties of Sellers relating to environmental matters or set forth in Sections 2.9(b), 2.9(d), 2.9(e) or
2.20 for which Sellers are liable to Buyer under Section 8.1(a), Sellers shall have the right to control and perform any environmental remediation work subject to Buyer's approval (which shall not be unreasonably withheld), and any amounts expended by Sellers in connection with such remediation work shall be applied against Sellers' Liability Cap under this Section 8.1(b). The indemnity provided for in this Section 8.1 shall be the sole and exclusive remedy of Buyer for any inaccuracy or breach of any representation or warranty or any breach of any covenant or agreement of Sellers made in or in connection with this Agreement or the transactions contemplated hereby, except for any inaccuracy or breach arising from facts or conditions with respect to which Buyer receives a purchase price adjustment or reduction in Sellers' Liability Threshold pursuant to Sections 5.1, 5.4 or 7.2 (as to which inaccuracy or breach such purchase price adjustment or reduction in Sellers' Liability Threshold shall be the sole and exclusive remedy of Buyer).


         8.2     INDEMNIFICATION OF SELLERS.  Buyer agrees after the Closing to
(i) indemnify Sellers against, and hold Sellers harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by Sellers arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by Buyer in this Agreement, (ii) pay, perform, fulfill and discharge the Assumed Obligations and all costs, expenses and liabilities incurred from and after the Closing Date with respect to the ownership or operation of the Assets from and after the Closing Date,
(iii) indemnify, defend and hold Sellers harmless from and against any and all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character with respect to all liabilities arising out of or in connection with the ownership or operation of the Assets from and after the Closing Date, including, without limitation, any interest, penalty and other costs and expenses incurred in connection therewith or the defense thereof, and
(iv) to pay to the holders of royalty, overriding royalty and working interests in the Wells and Section 29 Wells the amounts to which they are entitled with respect to the oil, gas and other hydrocarbons produced therefrom and sold prior to the Closing Date to the extent of the aggregate amount held by Sellers in suspense accounts and paid over to Buyer at the Closing.

         8.3 SURVIVAL. The representations and warranties set forth in this Agreement shall survive the Closing for a period expiring on the second anniversary of the Closing Date (the "Expiration Date"), following which date such representations and warranties shall be of no further force or effect, and none of the parties may bring any action or present any claim for any inaccuracy or breach of such representations and warranties; provided, however, that there shall be no termination of any indemnified party's right to assert a bona fide claim for indemnification for the inaccuracy or breach of any representation or warranty of any indemnifying party under Section 8.1 or 8.2 and to be indemnified with respect thereto in accordance with the provisions of
Article VIII if such claim has been asserted in writing in reasonable detail and transmitted to the indemnifying party prior to the Expiration Date. The covenants and agreements of Sellers and Buyer set forth in this Agreement shall terminate on the Expiration Date and thereafter shall be of no further force or effect; provided, however, that there shall be no termination of any covenant or agreement with respect to a bona fide claim for breach thereof (or in the case of Article VIII, for indemnification thereunder) if such claim has been asserted in writing in reasonable detail and transmitted to the party against whom such claim is asserted prior to the Expiration Date.

         8.4 ASSUMPTION OF DEFENSE. In the case of any claim asserted by a third party against a party indemnified pursuant to Section 8.1 or 8.2, written notice shall be given to the indemnifying party and the indemnified party shall permit the indemnifying party to assume the defense of any such litigation or claim (or litigation resulting therefrom); provided that counsel for the indemnifying party who shall conduct the defense of such claim or litigation shall be approved by the indemnified party (which approval shall not be unreasonably withheld). The indemnified party may only participate in such defense at its own expense; provided, however, that the indemnifying party shall pay such expense to the extent required under Section 8.1 or 8.2, as applicable, if the indemnifying party shall not in fact have employed counsel to assume the defense of such claim or litigation. In the defense of any such claim or litigation, the indemnifying party shall not, except with the consent of the indemnified party (which shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party as the case may be, of a release from all liability in respect of such claim or litigation. The indemnifying party and the indemnified party shall cooperate in the defense of any claim or litigation subject to this Article VIII and the records of each shall be available to the other with respect to such defense.


         8.5 ADJUSTMENTS TO INDEMNIFICATION PAYMENTS. Any payment required to be made by the indemnifying party pursuant to Section 8.1 or 8.2 in respect of any claim shall be net of any proceeds realized by and paid to the indemnified party in respect of such claim under any applicable insurance or other indemnities or warranties. The indemnified party shall use its reasonable efforts to make claims under any applicable insurance or other indemnities or warranties relating to any claim for which it is seeking indemnification pursuant to this Article VIII. Any payment made by the indemnifying party to or on behalf of the indemnified party pursuant to this Article VIII shall not take into account, and the indemnified party shall have no claim for indemnification and the indemnifying party shall not be liable in respect of, (a) any taxes (including all interest and penalties thereon) attributable to the receipt or payment of any indemnity payment by the indemnifying party pursuant to this Article VIII, or (b) any punitive, exemplary, consequential or similar damages, except for such damages awarded with respect to a claim asserted by a third party against the indemnified party to the extent such indemnified party is entitled to indemnification hereunder with respect thereto. Unless otherwise required by law, each of the Sellers and Buyer agree to treat any such indemnity payment by the other party as an adjustment to the Purchase Price for tax purposes.

                                  ARTICLE IX

                                  TERMINATION

        9.1 TERMINATION. This Agreement may be terminated in the following instances:

         (a) Subject to Section 9.2(a), by written notice from either Buyer or Sellers to the other if the Closing shall not have occurred on or prior to 5:00 p.m. New York City time on September 15, 1995;

         (b) By written notice from either Buyer or Sellers to the other if a final non-appealable judgment or order has been entered against Buyer or either of the Sellers restraining, prohibiting, declaring illegal or awarding substantial damages in connection with the transactions contemplated hereby;

         (c) Subject to Section 9.2(a), by written notice from Sellers to Buyer if any of the conditions contained in Section 6.1 hereof are not satisfied at the time established (pursuant to Section 7.1) for the Closing to occur;

         (d) Subject to Section 9.2(a), by written notice from Buyer to Sellers if any of the conditions contained in Section 6.2 hereof are not satisfied at the time established (pursuant to Section 7.1) for the Closing to occur; or

         (e) At any time by the mutual written agreement of Buyer and Sellers.

         9.2     EFFECT OF TERMINATION; LIMITATION ON RIGHT TO TERMINATE.

         (a) Neither Sellers nor Buyer shall be allowed to exercise any right of termination pursuant to Section 9.1 if the event giving rise to the termination right shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect any of the covenants or agreements set forth herein to be performed by such party.


         (b) If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability to any party to this Agreement; provided, however, that if this Agreement is terminated pursuant to the provisions of Sections 9.1(a), 9.1(c) or 9.1(d) due to the failure of any party to perform in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party, such party shall pay to the other as liquidated damages the sum of $1,000,000 in cash on demand. Such payment shall be the sole and exclusive remedy of the recipient with respect to any such failure to perform by the other.

         (c)     Sellers and Buyer hereby agree that the provisions of this
Section 9.2 and of Sections 10.6 and 4.2(b) shall survive any termination of this Agreement pursuant to the provisions of Section 9.1.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 EMPLOYMENT AND SEVERANCE MATTERS. Buyer shall have the right (but not the obligation) prior to the Closing to interview employees of Sellers and to extend offers of employment to such of those employees as Buyer shall determine. For each Quaker State or QSE&P employee hired by Buyer and subsequently laid off or discharged by Buyer for other than good cause during the one hundred twenty (120) day period following the Closing, Quaker State agrees to provide severance benefits for such employee in accordance with Quaker State policies and practices as presently in effect.

         10.2 EXCLUSIVE AGREEMENT. This Agreement supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated herein, other than the Confidentiality Agreement and, except for such Confidentiality Agreement, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to the transactions contemplated herein.

         10.3 AMENDMENTS. No amendment or modification of this Agreement and no waiver hereunder shall be binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or waiver is sought. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "herein," "hereby," "hereto" and "hereof" refer to this Agreement as a whole.


         10.4 BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable or otherwise transferable by any party hereto without the written consent of the other party hereto. No such assignment shall release any party of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any person other than the parties hereto and their respective successors and permitted assigns to any claim, cause of action, remedy or right of any kind. As used herein, the terms "Sellers' knowledge", "knowledge of Sellers", "best knowledge of Sellers", and "known to Sellers" and similar references shall mean the actual knowledge of any of the Designated Employees. "Designated Employees" means the directors and officers of each of the Sellers and Carl Carlson, Duane Clark, Sam Barber, Janus Morris, Shirley Riddle and Frank Rotundo. For purposes of Article II and
Section 4.1, Sellers shall not be deemed to have received any notice or claim or threat thereof unless such notice or claim or threat thereof shall have been received in writing (or, in the case of any oral notice from any governmental authority referred to in Section

2.20(d), orally) by the Legal Department of Quaker State or by one of the Designated Employees.

         10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

         10.6 EXPENSES. Sellers, on the one hand, and Buyer on the other hand, shall bear their respective expenses, costs and fees (including transfer taxes, attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

         10.7    FURTHER ASSURANCES.

         (a) The parties hereto each agree to deliver or cause to be delivered to the other on the Closing Date, and at such other times thereafter as shall be reasonably requested, any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

         (b) After the Closing, Sellers and Buyer shall execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices, assumptions, releases and acquittances, and such other instruments, and shall take such further actions not requiring any expenditure of money as may be reasonably necessary or appropriate to assure fully to Buyer, its successors or assigns, ownership of all of the Assets intended to be conveyed to Buyer pursuant to this Agreement.

         10.8 NO OTHER REPRESENTATIONS OR WARRANTIES, ETC. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH OF THE PARTIES THAT NONE OF THE PARTIES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN ARTICLES II AND III AND NONE OF THE PARTIES IS RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, MADE OR COMMUNICATED TO SUCH PARTY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SUCH ARTICLES. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE CONDITION, MERCHANTABILITY, USEFULNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE ASSETS, AND IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER TAKES THE ASSETS "AS IS" AND "WHERE IS", IN THEIR THEN PRESENT CONDITION AND STATE OF REPAIR WITH ALL FAULTS. THE PARTIES AGREE THAT THIS IS AN ARM'S LENGTH TRANSACTION IN WHICH THE PARTIES' UNDERTAKINGS AND OBLIGATIONS ARE LIMITED TO THE PERFORMANCE OF THEIR OBLIGATIONS UNDER THIS AGREEMENT. BUYER ACKNOWLEDGES THAT IT HAS ONLY A CONTRACTUAL RELATIONSHIP WITH SELLERS, BASED SOLELY ON THE TERMS OF THIS

AGREEMENT, AND THAT THERE IS NO SPECIAL RELATIONSHIP OF TRUST OR RELIANCE BETWEEN BUYER AND SELLERS.

         10.9 ACCESS TO COMPUTER. From the Closing Date until November 1, 1995, Sellers agree that Buyer shall have reasonable access to the computer to the extent available at the corporate offices of Sellers in Oil City, Pennsylvania to assist Buyer in disbursing royalties, rentals and production revenue checks.

         10.10 BULK SALES COMPLIANCE WAIVER. Buyer hereby waives compliance by Sellers with any applicable bulk sales laws.

         10.11 NOTICES. Any notice, request, instruction or other communication required or permitted to be given hereunder by either Sellers or Buyer to the other shall be in writing and shall be duly given if (a) delivered by hand, (b) mailed by certified mail, return receipt requested, (c) sent by telecopier, or (d) sent by Express Mail, Federal Express or other courier delivery service, as follows:

         If to Sellers, addressed to:

                 Quaker State Corporation
                 255 Elm Street
                 Oil City, PA  16301
                 Attention: Paul C. Konney
                 Telephone: (814) 676-7676
                 Telecopier: (814) 676-7030


         If to Buyer, addressed to:


                 Belden & Blake Corporation
                 5200 Stoneham Road
                 North Canton, Ohio  44720
                 Attention: Joseph M. Vitale
                 Telephone: (216) 499-1660
                 Telecopier: (216) 497-5470
or, in each case, at such other address as may be specified in writing to the other party hereto in accordance herewith.

         Notice given by hand, Express Mail, Federal Express or other courier delivery service or by mail shall be effective upon receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipients' normal business hours, or at the beginning of the recipients' next business day after receipt if not received during the recipients' normal business hours. All notices by telecopier shall be confirmed by the sender promptly after transmission in writing by certified mail or personal delivery. Any party may change the address to which notice is to be given to it by giving notice as provided above of such change of address.


         10.12 GOVERNING LAW, ETC. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Buyer and Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Buyer and Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.11, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         10.13 WAIVER OF PUNITIVE DAMAGES. THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES IN (I) ANY CLAIM FOR INDEMNIFICATION UNDER
ARTICLE VIII OF THIS AGREEMENT OR (II) ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT, OR THE BREACH, TERMINATION OR VALIDITY OF ANY PROVISION OF THIS AGREEMENT OR ANY RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER

VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

         10.14 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

                 Executed as of the date first set forth above.


                            SELLERS:


                            QUAKER STATE CORPORATION





                            By: /s/ CONRAD A. CONRAD




                            QSE&P, INC.





                            By: /s/ CONRAD A. CONRAD




                            BUYER:


                            BELDEN & BLAKE CORPORATION





                            By: /s/ H. S. BELDEN